Exhibit D

                              AMENDED AND RESTATED

                       AGREEMENT OF LIMITED PARTNERSHIP OF

                     SEIDMAN INVESTMENT PARTNERSHIP II, L.P.

     THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of Seidman Investment Partnership II, L.P. (the "Partnership"), dated as of August __, 1998, by and between Veteri Place Corporation, as the General Partner (the "General Partner") and the persons and entities, referred to in schedule A on file at the offices of the Partnership, who have executed, either directly or indirectly by an attorney-in-fact, as limited partners (the "Limited Partners").

                                    PREMISES:

     A. The Partnership was organized in accordance with the New Jersey revised Uniform Limited Partnership Act by the filing by the General Partner of a Certificate of Limited Partnership with the office of the Secretary of State of the State of New Jersey on August __ , 1998.

     B. The General Partner, pursuant to the authority granted to him under section 26 of the Agreement, desires to amend the Agreement and to restate the same.
     NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, effective as of August __, 1998, it is hereby agreed as follows:

     The following terms shall have the following meaning when used in this
Agreement:

     (a) "Act" shall mean the New Jersey Revised Uniform Limited Partnership Act, amended from time to time.

     (b) "Affiliate" shall mean any person performing services on behalf of the Partnership who (i) directly or indirectly controls, is controlled by, or is under common control with a General Partner; (ii) is any company of which a General Partner or its controlling shareholder is an officer, director, partner or trustee; (iii) a member of the family of the controlling shareholder of the General Partner; or (iv) an Individual Retirement account or similar trust for the benefit of one or more General Partner or its affiliates.

     (c) "Agreement" shall mean this agreement of Limited Partnership, as originally executed and as amended, modified, supplemented or restated from time to time.

     (d) "Capital account" shall mean the account described in Section 8 of this Agreement.

     (e) "Certificate" shall mean the Partnership's certificate of Limited Partnership as defined in section 2 of this Agreement.

     (f) "Code" shall mean the Internal Revenue code of 1986, or successor provision of law, and the regulations issued thereunder.

     (g) "Fiscal Period" shall mean the period beginning on the day immediately succeeding the last day of the immediately preceding fiscal Period and ending on the earliest occurring of the following:

               (i) The last day of the Fiscal Year;

               (ii) The day immediately preceding the day on which a new Partner is admitted to the Partnership;

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               (iii) the day immediately preceding the date on which a Partner makes an additional capital contribution to the Partner's capital account;

               (iv) The day on which a Partner withdraws, in whole or in part, the amount of his or its Capital account;

               (v) The date of dissolution of the Partnership in accordance with
Section 5 of this Agreement.

     (h) "Fiscal "Quarter" shall mean a fiscal quarter of the Partnership.

     (i) "Fiscal Year" shall mean the fiscal year of the Partnership, which shall be the calendar year.

     (j) "General Partner Percentage" shall mean a percentage established by the General Partner for each General Partner on the Partnership's books as of the first day of each Fiscal Period. The sum of the General Partner's Percentages for each Fiscal Period shall equal one hundred percent (100%).

     (k) "Net Profit" of the Partnership shall mean, with respect to any Fiscal Period, the excess of the aggregate revenue, income and gains (realized and unrealized) earned on an accrual basis during the fiscal Period by the Partnership from all sources over the expenses and losses (realized and unrealized) incurred on an accrual basis during the fiscal Period by the Partnership.

     (l) "Net Loss" of the Partnership shall mean, with respect to any fiscal Period, the excess of all expenses and losses (realized and unrealized) incurred on an accrual basis during the fiscal Period by the Partnership over the aggregate revenue, income and gains (realized and unrealized) earned on the accrual basis during the fisca period by the Partnership from all sources.

     (m) "Partnership Percentage" shall mean a percentage established for each partner on the Partnership'books as of the first day of each Fiscal Period. The Partnership Percentage of a Partner for a Fiscal Period shall be determined by dividing the amount of the Partner's capital account as of the beginning of the Fiscal Period by the sum of the capital accounts of all of the Partners as of the beginning of the fiscal Period. The sum of the Partnership Percentage for each fiscal Period shall equal one hundred percent (100%).

     2. Organization.

     The General Partner has executed a Certificate of Limited Partnership pursuant to the provisions of the Act (the "Certificate") and has caused the certificate to be filed as required by the Act. The General Partner shall also execute and record all amendments to the Certificate or additional certificates as may be required by this Agreement or by law.

     3. Name of Partnership.

     The name of the Partnership shall be Seidman Investment Partnership II, L.P. or such other name as the General Partner may from time to time designate.

     4. Principal Office, Resident Agent, Registered Office.

     The principal office of the Partnership is 100 Misty Lane, Parsippany, New Jersey 07054 or any other place determined by the General Partner. The Partnership's phone number is (973) 560-1400, Ext. 108. The name and address of

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the registered agent for service of process in the State of New Jersey is
Lawrence B. Seidman, 100 Misty Lane, Parsippany, NJ 07054. The address of the registered office of the Partnership in the State of New Jersey is c/o Lawrence
B. Seidman,100 Misty Lane, Parsippany, NJ 07054.

     5. Term of the Partnership.

     (a) The term of the Partnership, having commenced on the date the Certificate was filed shall continue until the first of the following events occurs:

               (i) December 31, 2014;

               (ii) a written consent to dissolution of the Partnership by all Partners;

               (iii) upon the General Partner ceasing to be a general partner as a result of doing or being subject to one or more of the following:

                    (A) withdrawing from the Partnership in accordance with
Section 21 of this Agreement;

                    (B) assigning all of its interest in the Partnership;

                    (C) making an assignment for the benefit of its creditors;

                    (D) filing a voluntary petition in bankruptcy;

                    (E) being adjudged bankrupt or insolvent or having entered against it an order of relief in any bankruptcy or insolvency proceeding;

                    (F) filing a petition or answer seeking for itself any reorganization, arrangement,composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

                    (G) filling an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding seeking reorganization, arrangement,composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation;

                    (H) seeking, consenting to, or acquiescing in the appointment of a trustee or receiver, or liquidator of all or any substantial part of its properties;

                    (I) being the subject of any proceeding seeking reorganization, arrangement,composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation,which proceeding shall have continued for one hundred and twenty (120) days after the commencement thereof; or the appointment of a trustee, receiver, or liquidator for such General Partner or all or any substantial part of its properties without its consent or acquiescence, which appointment is not vacated or stayed for ninety
(90) days after the expiration of the stay during which period the appointment is not vacated;

                    (J) the death of the General Partner; or

                    (K) the entry by a court of competent jurisdictio adjudicating such General Partner incompetent to manage his person or his property; or

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               (iv) upon issuance of a non-appealable decree of dissolution of the Partnership by a New Jersey Court of competent jurisdiction.

     (b) In the event a General Partner does or becomes subject to any of the provisions of subsection (a)(iii) of this Section 5, the Partnership shall be dissolved and its affairs wound up as provided in Section 22 of this Agreement.

     6. Purposes

     The Partnership is organized for the following purposes:

     (a) to invest and trade, on margin or otherwise, in "Securities," as that term is defined in Section 2(1) of the Securities Act of 1933, as amended (the "1933 Act");

     (b) to sell Securities short and cover short sales;

     (c) to lend funds or properties of the Partnership, either with or without security; and

     (d) to execute, deliver and perform all contracts and other undertakings, and engage in all activities and transactions, that the General Partner believes are necessary or advisable in carrying out the purposes specified all subsections (a), (b), and (c) of this Section 6, including without limitation:

               (i) to purchase, transfer or acquire in any manner and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to the investments described in subsection (a) of this Section 6; and

               (ii) to register or qualify the Partnership under any applicable Federal or state laws, or to obtain exemptions under those laws, if registration, qualification, or exemption is deemed necessary by the General Partner.

     7. Contributions of the Partners; New Partners.

          (a) Each Partner shall make a contribution to the Partnership's capital ("Capital Contribution") in the amount set out opposite the Limited Partner's name in Schedule A attached to this Agreement.

          (b) Any Partner may elect, with the consent of the General Partner to make an additional Capital Contribution, as of the first day of any fiscal Quarter. The General Partner may, in its sole discretion, permit additional Capital Contributions to be made more frequently than quarterly.

          (c) No Partner shall be required to make any additional Capital Contributions.

          (d) Capital Contributions made by Limited Partners must be in cash.

          (e) The General Partner shall have the right, but not the obligation, to admit new Partners to the Partnership as of the first day of any Fiscal quarter. The General Partner may, however, in its sole discretion, admit new Partners more frequently than quarterly.

     8. Capital Accounts.

     A Capital account shall be established for each Partner. For the Fiscal Period during which a Partner is admitted to the Partnership, his or its capital account shall equal the amount of his or its initial Capital

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Contribution. For each subsequent Fiscal Period, the Partner's Capital account will equal the sum of the amount of his or its Capital account as finally adjusted for the immediately preceding fiscal Period and the amount of any additional Capital Contribution made by the Partner as of the first day of the current Fiscal Period.

     9. Adjustments to Capital Accounts.

     At the end of each Fiscal Period, the Capital Accounts of the Partners shall be adjusted in the following manner:

     Net Profits for each year (as defined below) shall be allocated as follows:

     (a) First, to the extent of any net losses allocated to the Limited Partners, ninety-nine (99%) percent of the Net Profits shall be allocated to the Limited Partners, and one percent (1%) to the General Partner until the Limited Partners have recouped any Net Losses previously allocated to them.

     (b) Thereafter, any remaining Net Profit shall be allocated seventy-five (75%) percent to the Limited Partners and twenty-five (25%) percent to the General Partner (the "Incentive Allocation").

     Net Losses for each calendar year shall be allocated as follows:

     (a) First, to the extent that the General Partner's capital account is positive, seventy-five (75%) percent of the Net Losses shall be allocated to the Limited Partner and twenty-five (25%) percent to the General Partner.

     (b) From and after the General Partner's capital account is zero, the Net Losses shall be allocated ninety-nine (99%) percent to the Limited Partner and one percent (1%) to the General Partner.

     The portion of the Net Profit and Net Losses allocated to the Limited Partner shall be allocated between the Limited Partners based on the proportion that such Limited Partner's capital account bears to the capital account of all limited partners.

    Notwithstanding the preceding provisions of this Article 4:

     (a) Except as provided in sub-section (e) below, no allocation of loss or deduction shall be made to a Partner if such allocation would cause at the end of any taxable year a deficit in such Partner's Adjusted Capital Account to exceed his or its allocable share of Minimum Gain (as defined in Treasury Regulation Section 1.704-1(b)(iv)(e); and any such loss or deduction not allocated to a Partner by reason of this Section shall be allocated pro-rata to each other Partner if and to the extent that such allocation shall not create a deficit in such other Partner's Adjusted Capital Account in excess of his allocable share of Minimum Gain; provided, however, that if such allocation would create such deficit in all Partner' Adjusted Capital Accounts in excess of their share of Minimum Gain, then such allocation shall be made in accordance with the principles of Treasury Regulation Section 1.704-1(b).

     (b) If, during any taxable year, there is a net decrease in Minimum Gain then each Partner shall, before any other allocations are made for such year, be allocated in a manner so as to satisfy the requirements of Treasury Regulation
Section 1.704-2(f), items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to each Partner's share of the net decrease in Partnership Minimum Gain

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(within the meaning of Treasury Regulation Section 1.704-2(g)(2).

     (c) If, during any taxable year, there is a net decrease in Partnership Minimum Gain Attributable to Partner Nonrecourse Debt, then each Partner with a share of the Partnership Minimum Gain Attributable to Partner Nonrecourse debt at the beginning of the year shall , before any other allocations are made for such year other than those pursuant to Section (b) above, be allocated in a manner so as to satisfy the requirements of Treasury Regulation Section 1.704-2(i)(4), items of Partnership income and gain for such year (and, if necessary, for subsequent years) in an amount equal to each Partner's share of the net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt as determined in accordance with Treasury Regulation Section 1.704-2(i)(4).

     (d) If during any taxable year a Partner unexpectedly receives (i) a distribution of cash or property from the Partnership or (ii) an adjustment or allocation described in Treasury Regulation Section 1.704-1(b)(2)(ii) (d) (5) as in effect on the date hereof (concerning allocations of loss and deduction if Partners' interests change during the year, if a Partnership interest is acquired by gift or if a Partner receives certain Partnership property in redemption of part or all of his or its interest in the Company), and if such adjustment , allocation or distribution would cause at the end of the taxable year a deficit balance in such Partner's Adjusted Capital Account in excess of his allocable share of Minimum Gain, then a pro-rata portion of each item of partnership income, including gross income, and gain for such taxable year (and, if necessary, subsequent taxable years) shall be allocated to such Partner in an amount and in a manner sufficient to eliminate such excess balance as quickly as possible before any other allocation is made for such year other than pursuant to Subsection (b) hereof so as to satisfy the requirements of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) (qualified income offset).

     (e) To the extent required by Treasury Regulation Section 1.704-2(i)(1), Partner Nonrecourse Debt Deductions for any taxable year shall be allocated to the Partner (or Partners) who bear(s) the economic risk of loss of such Partner Nonrecourse Debt.

     (f) In the event that any allocation is or has been made to a Partner pursuant to Subsections (a), (b), (c) (d) or (e) above, subsequent items of income, deduction, gain and loss shall be allocated before any other allocations are made (subject to the provisions of Subsections (a), (b), (c) (d) or (e)) to the Partners in the manner which would result in each Partner having a Capital Account balance equal to what it would have been had the allocation pursuant to subsections (a), (b), (c) (d) or (e) not occurred.

     (g) For purposes of this Article, each Partners "Adjusted Capital Account" shall equal the Capital Account of each Partner (1) reduced at the end of each taxable year by the sum of (x) the excess of distributions reasonably expected to be made to such Partner over the offsetting increases to such Partner's Capital Account reasonably expected to be made in the same taxable year as the aforesaid distributions, and (y) allocations expected to be made described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(5) as in effect on the date hereof (concerning allocations of loss and deduction if Partners' interests change during the year, if a Partnership interest is acquired by gift or if a Partner receives certain Partnership property in redemption of part or all of his interest in the Partnership), and (2) increased by the sum of (i) the amount, if any, which the Partner is obligated to restore to the Partnership upon liquidation of his interest therein if a deficit balance exists in his Capital Account at such time, (ii) the outstanding principal balance of any promissory note made by such Partner and contributed to the Partnership if such note is not readily tradable on an established

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securities market and if such note must be satisfied within 90 days after the date said Partner's interest is liquidated, (iii) the amount of any unconditional obligation of such Partner to make subsequent contributions to the Partnership (whether imposed by this Agreement or by law), and (iv) the sum of
(a) the amount the Partner would be personally liable for either as a Partner or in his individual capacity as a guarantor or otherwise, and (b) the economic risk of loss the Partner would bear attributable to any Partnership liability (as determined in accordance with Treasury Regulation Section 1.752-2).

     (h) In accordance with Section 704(b) and (c) of the Code and Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership (including all or part of any deemed capital contribution under Section 708 of the Code) shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership and its agreed value. In the event that Capital Accounts are ever adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2) to reflect the fair market value of any Partnership property, subsequent allocations of income gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset and its value as adjusted in the same manner as required under Section 704(c) of the Code and the Regulations thereunder.

     (i) The allocations provided in Sections 4.5(a)-(h) are intended to comply with the provisions of Section 704(b) of the Code and the Regulations thereunder. However, If any such allocation causes a distortion in the Partner's Partnership Interest in contravention of the Partners' economic arrangement as reflected in Article 4, the General Partner has the authority to make curative allocations to bring such allocations in accordance with such Partner' Partnership Interest, as if such allocations which caused the distortion had not occurred.

     (j) The allocations provided in this Section are intended to comply with the provisions of Section 704(b) of the Code and the Regulations thereunder. If any such allocation under this Section is inconsistent therewith, the General Partner has the authority to make a curative allocation to bring such allocations in compliance with Section 704(b) of the Code and Regulations thereunder.

     For purposes of this Agreement, the following terms shall have the definitions set forth below:

     "Nonrecourse Liability." Any debt of the Partnership for which no Partner has any economic risk of loss, determined in accordance with Internal Revenue Regulation Section 1.704-2(b)(3).

     "Partner Nonrecourse Debt." Any nonrecourse debt of the Partnership for which a Partner bears the economic risk of loss, determined in accordance with Treasury Regulation Section 1.704-2(b)(4).

     "Partner Nonrecourse Debt Deductions." With regard to any Partner Nonrecouse Debt, the amount of the net increase during any Partnership taxable year in the amount of Minimum Gain Attributable to Partner Nonrecourse Debt, over the aggregate amount of any distributions during such year to the Partner who bears the economic risk of loss for such debt that are allocable to an increase in the Minimum Gain Attributable to such Partner Nonrecourse Debt. Such amounts shall be determined in accordance with Treasury Regulation Section 1.704-2(I) (2).

     "Recourse Debt." All Partnership debt other than Nonrecourse Liability.

     10. Hot Issues.

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     In the event the General Partner decides to invest in securities which are the subject of a public distribution and which the General Partner, in his sole discretion, believes may become a "hot issue" as that term is defined in Article III, Section 1 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "Association"), such investment shall be made in accordance with the following provisions:

     (a) any such investment made in a particular Fiscal Period shall be made in a special account (the "Hot Issues account");

     (b) only those Partners who do not fall within the proscription of Article III, section 1 of said Rules of Fair Practice ("Unrestricted Partners") shall have any beneficial interest in the Hot Issues Account;

     (c) each Unrestricted Partner shall have a beneficial interest in the Hot Issues Account for any Fiscal Period in the proportion which (i) such Unrestricted Partner's Capital account as of the beginning of the Fiscal Period bore to (ii) the sum of the Capital Accounts of all Unrestricted Partners as of the beginning of such fiscal Period.

     (d) Funds required to make a particular investment shall be transferred to the Hot Issues account from the regular account of the Partnership; securities involved in the public distribution shall be purchased in the Hot Issues Account, held in the Hot Issues Account and eventually sold from the Hot Issues Account or transferred to the regular account at fair market value as of the day of transfer as determined by the General Partner with such transfer being treated as a sale; if such securities are sold from the Hot Issues account, the proceeds of the sale shall be transferred from the Hot Issues account to the regular account of the Partnership.

     (e) as of the last day of each Fiscal Period in which a particular investment or investments are held in the Hot Issues Account: (A) interest shall be debited to the Capital Accounts of the Unrestricted Partners in accordance with their beneficial interest in the Hot Issues Account at the interest rate being paid by the Partnership from time to time for borrowed funds during the period in that Fiscal Period that funds from the regular account have been held in or made available to the particular Hot Issues Account or, if no such funds are being borrowed during such period, the interest rate that the General Partner determines would have been paid if funds had been borrowed by the Partnership during such period; and such interest shall be credited to the Capital Accounts of all the Partners, both General and Limited, in the proportions which (i) each Partner's Capital Account as of the beginning of such Fiscal Period bore to (iii) the sum of the Capital Accounts of all Partners as of the beginning of such Fiscal Period and (B) any Net Profits or Net Losses during such Fiscal Period with respect to the Hot Issues Account shall be allocated to the Capital accounts of the Unrestricted Partners in accordance with their beneficial interest in the Hot Issues Account during such Fiscal Period; provided, however, that the amount of such interest shall not exceed the amount of profit accrued in the Hot Issues Account; and

     (f) the determination of the General Partners as to whether a particular Partner falls within the proscription of Article III, Section I of said Rules of Fair Practice shall be final.

     11. Valuation.

     The Partnership's assets shall be valued in accordance with the following principles:

     (a) Any Security that is listed on a national securities exchange will

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be valued at its last sale price on the date of determination as recorded by the composite tape system, or if no sales occurred on that day, at the mean between the closing "bid" and "asked" prices on that day as recorded by the system or the exchange, as the case may be;

     (b) Any Security that is a National Market Security will be valued at its last sale price on the date of determination as reported by the National Association of Securities dealers automated quotations system ("NASDAQ") or if no sale occurred on that day, at the mean between the closing "bid" and "asked" prices on that day as reported by NASDAQ:

     (c) Any Security not listed on a national securities exchange and not a National Market Security will be valued at the mean between the closing "bid" and "asked" prices on the date of determination as reported by NASDAQ or, if not so reported, as reported in the over-the-counter market in the United States;

     (d) An option shall be valued at the last sales price or, in the absence of a last sales price, the last offer price; and

     (e) All other Securities shall be assigned the value that the General Partner in good faith determine.

     12. Determination by General Partner of Certain Matters.

     (a) All matters concerning the valuation of Securities, the allocation of profits, gains and losses among the Partners, including the taxes on them and accounting procedures, not specifically and expressly provided for by the terms of this Agreement, shall be determined in good faith by the General Partner, whose determination shall be final, binding and conclusive upon all of the Partners.

     (b) gains, losses, and expenses of the Partnership for each Fiscal Period shall be allocated among the Partners for income tax purposes in a manner so as to reflect, as nearly as possible, the amounts credited or charged to each Partner's Capital Account pursuant to Section 9 of this Agreement.

     (c) The General Partner shall have the power to make all tax elections and determinations for the Partnership, and to take any and all action necessary under the Code or other applicable law to effect those elections and determinations. All such elections and determinations by the General Partner shall be final, binding and conclusive upon all Partners.

     13. Liability of Partners.

     (a) The General Partner shall not be obligated to contribute cash or other assets to the Partnership to make up deficits in their Capital accounts or in the Capital Accounts of the Limited Partners either during the term of the Partnership or upon liquidation. The General Partner shall be liable for all debts and obligations of the partnership to the extent that the Partnership is unable to pay such debts and obligations up to the extent of Veteri's capital.

     (b) The doing of any act or the failure to do any act by a General Partner, the effect of which may cause or result in loss, liability, damage or expense to the Partnership or any Partner shall not subject a General Partner to any liability to the Partnership or to any Partner, except that a General Partner may be so liable if it has not acted in good faith, or has committed gross misconduct or was grossly negligent.

     (c) A Limited Partner will not be liable for any debts or bound by any obligations of the Partnership except to the extent set forth in

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subsections (d), (e) and (f) of this Section 13.

     (d) A Limited Partner who has received the return of any part of his or its Capital contribution without violation of this Agreement or the Act shall not therefore be labile to the Partnership or its creditors.

     (e) A Limited Partner receiving a return of any portion of his or its Capital Contribution in violation the Act or this Agreement will be Liable to the Partnership for a period of six (6) years thereafter for the amount of the contribution wrongfully returned.

     (f) A Limited Partner may be liable to the Partnership or creditors of the Partnership for any amounts distributed if, and to the extent that, at the time of the distribution, he actually knew that, after giving effect to the distribution, all liabilities of the Partnership, other than liabilities to Partners on account of their interest in the Partnership, exceeded the fair value of the Partnership's assets.

     14. Rights and Duties of the General Partner

     (a) The General Partner shall have the exclusive right to manage and control the affairs of the Partnership, and shall have the power and authority to do all things necessary or proper to carry out the purposes of the Partnership. The General Partner shall devote an amount of time and attention that the General Partner in its sole discretion deems necessary or appropriate.

     (b) Without limiting the generality of the foregoing, the General Partner shall have full power and authority:

          (i) to engage independent agents, investment advisors, attorneys, accountants and custodians as the General Partner deems necessary or advisable for the affairs of the Partnership;

          (ii) to receive, buy sell, exchange, trade, and otherwise deal in and with Securities and other property of the Partnership;

          (iii) to open, conduct and close accounts with brokers on behalf of the Partnership and to pay the customary fees and charges applicable to transactions in those accounts;

          (iv) to open, maintain and close accounts, including margin accounts, with brokers and banks, and to draw checks and other orders for the payment of money by the Partnership;

          (v) to file, on behalf of the Partnership, all required local, state and Federal tax and other returns relating to the Partnership;

          (vi) to cause the Partnership to purchase or bear the cost of any insurance covering the potential liabilities of the General Partner and any associate, employee or agent of the General Partner arising out of the General Partner's actions as General Partner under this Agreement;

          (vii) to cause the Partnership to purchase or bear the cost of any insurance covering the potential liabilities of any person serving as a director, officer or employee of an entity in which the Partnership has an investment or of which the Partnership is a creditor;

          (viii) to commence or defend litigation or submit to arbitration any claim or cause of action that pertains to the Partnership or any Partnership assets;

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          (ix) to enter into, make and perform contracts, agreements and other undertakings, and to do any other acts, as the General Partner deems necessary or advisable for, or as may be incidental to, the conduct of the business of the Partnership, including, without limiting the generality of the foregoing, contracts, agreements, undertakings and transactions with any Partner or with any other person, firm or corporation having any business, financial or other relationship with any Partner or Partners:

          (x) to make or revoke elections pursuant to Section 754 of the Code to adjust the basis of the Partnership's property as permitted by Sections 734(b) and 743(b) of the Code; and

          (xi) to designate a Tax Matters Partner for all purposes under the Code

     15. Expenses.

     The Partnership shall bear all expenses relating to its organization. The Partnership will bear the expenses of its administration, accountant, its legal counsel, and expenses of investments.

     16. Administrative Fee.

     The General Partner will not charge an administrative fee.

     17. Limitation on Powers of Limited Partners.

     No Limited Partner shall participate in the control of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for the Partnership or to bind the Partnership in any other way.

     18. Other Business ventures.

     Each Partner agrees that each General Partner and its affiliates and associates may engage in other business activities or possess interest in other business activities of every kind and description, independently or with others. These activities may include, without limitation, establishing a broker-dealer and investing in real estate and real estate related partnerships, or in investing, in financing, acquiring and disposing of interest in securities in which the Partnership may from time to time invest, or in which the Partnership is able to invest or otherwise have any interest. The Limited Partners agree that the General Partner and its affiliates may act as general partner of other partnerships, including investment partnerships.

     19. Limitation on Assignability of Interest of Limited Partners.

     (a) No Limited Partner may assign or otherwise transfer or encumber his or its interest in the Partnership, in whole or in part, without the consent of the General Partner and without a written opinion of counsel to or approved by the General Partner that the proposed transfer (i) is consistent with all applicable provisions of the 1933 Act, and the rules and regulations thereunder, as from time to time in effect, as well as any applicable provisions of any state "blue sky" law; and (ii) would not result in the Partnership's having to register as an investment company under the Investment Company Act of 1940, as amended.

     (b) Notwithstanding any other provision of this Agreement, any successor to any Limited Partner shall be bound by the provisions of this Agreement. Prior to recognizing any assignment of an interest in the Partnership that has been transferred in accordance with this Section 19, the General Partner may require the transferring Limited Partner to execute and acknowledge an instrument of assignment in form and substance satisfactory to the General Partner, and may require the assignee to agree in writing to be bound by all the terms and provisions of this Agreement, to assume all of the obligations of the assigning Limited Partner and to execute whatever other instruments or documents the General Partner deems necessary or desirable in connection with the assignment.

     (c) No Limited Partner shall have the right to have his or its assignee admitted as a substitute Limited Partner, except upon the written consent of the General Partner, which consent may be withheld in the sole discretion of the General Partner.

     (d) Each Limited Partner hereby approves of the admission to the Partnership as a Limited Partner of any assignee who succeed to the interest in the Partnership of a Limited Partner in accordance with the provisions of this
Section 19.

     20. Withdrawals by a Limited Partner.

     (a) (i) A Limited Partner who shall have been a Limited Partner for at least eight full Fiscal Quarters shall have the right, as of the end of any Fiscal Year, or at other times at the discretion of the General Partner, to withdraw all or a portion of the amount of his or its Capital Account, so long as the General Partner receives written notice of the intended withdrawal not less than ninety (90) days prior to the withdrawal, stating the amount to be withdrawn. In no event, however, shall a Limited Partner be permitted to withdraw any amounts from his or its Capital Account in excess of the positive balance of his or its Capital Account. If the amount of a Limited Partner's withdrawal represents less than seventy-five (75%) of the Limited Partner's Capital Account, the Limited Partner will receive the proceeds of the withdrawal within thirty (30) days after the date of withdrawal. If the amount of a Limited Partner's withdrawal represents seventy-five (75%) or more of the Limited Partner's Capital Account, the Limited Partner will receive seventy-five percent (75%) of his Capital account within thirty (30) days after the date of withdrawal and the remainder of the amount withdrawn within ten (10) days after the Partnership has received financial statements from its independent certified public accountants pursuant to Section 23(c) of this Agreement. If a Limited Partner requests withdrawal of capital which would reduce his Capital Account below the amount of his initial Capital Contribution, the General Partner may treat such request as a request for withdrawal of all of such Partner's Capital Account. The distribution of any amount withdrawn by a Limited Partner may take the form of cash and/or marketable securities as determined by the General Partner in his sole discretion.

     (ii) In the event of a proposed withdrawal of capital by one or more General Partner or Affiliates pursuant to Section 21(a)(ii) of this Agreement, as a result of which the aggregate of the Capital Accounts of the General Partner and Affiliates will be less than $50,000 (fifty thousand dollars), a Limited Partner shall have the right to withdraw all or a portion of the amount of his or its Capital Account, so long as the General Partner receives written notice of the intended withdrawal not more than fifteen (15) days after the date of the notice of withdrawal by such General Partner or General Partner or Affiliate or Affiliates pursuant to said Section 21(a)(ii), stating the amount to be withdrawn. In such event the withdrawal by such

Limited Partner shall be effective as of the effective date of the withdrawal by the General Partner or General Partners pursuant to said Section 21(a)(ii). The amount available for withdrawal shall be calculated in the same manner as provided for in the last sentence of paragraph (b) of Section 5 hereof.

     (b) Any Limited Partner's interest in the Partnership may be terminated by the Partnership as of the end of any Fiscal Year upon prior written notice, so long as the General Partner determines the termination to be in the best interest of the Partnership. In the event that a Limited Partner's interest in the Partnership is terminated pursuant to this Section 20, the Limited Partner shall receive ninety percent (90%) of the value of his Capital Account within ninety (90) days after written notice of termination is given by the Partnership and the remaining ten percent (10%) within ten (10) business days after receipt by the Partnership of financial statements with respect to the Fiscal Year in which his or its interest in the Partnership is terminated.

     21. Withdrawals by the General Partners and Affiliates.

     (a) (i) The General Partner shall have the right to withdraw any amount of cash from his Capital Account as of the end of any Fiscal Year, without prior notification to the Limited Partners, provided that, after giving effect to such withdrawal, the aggregate Capital accounts of the General Partner and his Affiliates are not less than $50,000 (fifty thousand dollars).

     (ii) Upon forty-five (45) days' prior notice to the Limited Partners, a General Partner or an Affiliate may withdraw any amount from his Capital Account contributed to the Partnership as a result of which withdrawal the aggregate Capital Accounts of the General Partner and their Affiliates would be reduced below $50,000. (fifty thousand dollars).

     (b) The General Partner may voluntarily resign or withdraw from the Partnership as of the end of any Fiscal Year upon sixty (60) days' written notice sent to all Partners.

     22. Dissolution and Winding Up of the Partnership.

     On dissolution of the Partnership, the General Partner or if there is no General Partner, one or more persons approved by Limited Partners holding a majority in interest of the Capital Accounts of the Limited Partners) shall wind up the Partnership's affairs and shall distribute the Partnership's assets in the following manner and order: (a) in satisfaction of the claims of all creditors of the Partnership, other than the General Partners; (b) in satisfaction of the claims of the General Partners as creditors of the Partnership; and (c) any balance to the Partners in the relative proportions that their respective Capital Accounts bear to each other, those Capital Accounts to be determined as if the Fiscal Year ended on the date of the dissolution.

     23. Accounting and Reports.

     (a) The records and books of account of the Partnership shall be reviewed as of the end of each fiscal Year by independent certified public accountants selected by the General Partner in his sole discretion.

     (b) As soon as practicable after the end of each Fiscal Year, the

General Partner shall cause to be delivered to each person who was a Partner at any time during that Fiscal Year all information deemed necessary by the General Partner in his sole discretion for the preparation of the Partner's income tax returns, including a Form 1065/Schedule K-1 statement showing the Partner's share of Net Profit or Net Loss, deductions and credits for the year Federal income tax purposes, and the amount of any distributions made to or for the account of the Partner pursuant to this Agreement.

     (c) The independent certified public accounts selected by the General Partner in accordance with subsection (a) of this Section 23 shall prepare and mail to each Partner, within ninety (90) days after the end of each fiscal Year, an income statement for the Fiscal Year and a balance sheet as of the end of the Fiscal Year.

     (d) The Partnership shall cause to be prepared and mailed to each Partner a report setting out as of the end of each fiscal quarter information determined by the General Partner to be appropriate.

     (e) The General Partner shall cause tax returns for the Partnership to be prepared and timely filed with the appropriate authorities.

     24. Books and Records.

     The General Partner shall keep at the Partnership's principal office:

     (a) books and records pertaining to the Partnership's business showing all of its assets and liabilities, receipts and disbursements, realized profits and losses, Partners' Capital Accounts and all transactions enter into by the Partnership;

     (b) a current list of the full name and last known home, business or mailing address of each Partner set out in alphabetical order;

     (c) a copy of the Certificate and all amendments to it, together with executed copies of any powers of attorney pursuant to which the Certificate and any amendments to it have been executed;

     (d) copies of the Partnership's Federal, state and local income tax returns and reports, if any, for the three (3) most recent years; and

     (e) copies of this Agreement as may be amended from time to time.

     All books and records of the Partnership required to be kept under this
Section 24 shall be available for inspection by a Partner of the Partnership at the offices of the Partnership during ordinary business hours for any purpose reasonably related to the Partner's interest as a Partner in the Partnership.

     25. Indemnification.

     (a) The Partnership shall indemnify each General Partner and any of his Affiliates (each an "Indemnitee") to the fullest extent permitted by law and will hold each harmless from and with respect to (i) all fees, costs and expenses incurred in connection with, or resulting from, any claim, action or demand against any indemnitee that arises out of or in any way relates to the Partnership, its properties, business or affairs, and (ii) any losses or damages resulting from any such claim, action or demand, including amounts paid in settlement or compromise of the claim, action or demand.

     (b) No Indemnitee shall be indemnified by the Partnership with respect to any action or failure to act that does not constitute good faith, or that constitutes willful misfeasance.

     (c) The Partnership may pay the expenses incurred by an Indemnitee in defending a civil or criminal action, suit or proceeding brought by a party against the Indemnitee that arises out of or is in any way related to the Partnership, its properties, business or affairs, upon receipt of an undertaking by the Indemnitee to repay the amount advanced by the Partnership if an adjudication or determination is subsequently made by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification as provided in this Agreement.

     (d) The right of indemnification provided in this Section 25 shall be in addition to any rights to which an Indemnitee may otherwise be entitled and shall inure to the benefit of the executors, administrators, personal representatives, successors or assigns of each Indemnitee.

     (e) The rights to indemnification and reimbursement provided for in this
Section 25 may be satisfied only out of the assets of the Partnership. No Partner shall be personally liable for any claim for indemnification or reimbursement under this Section 25.

     26. Amendment of Partnership Agreement.

     This Agreement may be amended, in whole or in part, by the written consent of (a) the General Partner, and (b) Partners the value of whose Capital Account constitute not less than fifty percent (50%) of the total value of all Capital Accounts of the Partnership, provided that no such amendment shall affect the allocation of Net Profit or Net Loss to any Partner who has not consented to such amendment. In addition, any provision of this Agreement, other than Section 9, may be amended by the General Partner in any manner that does not, in the sole discretion of the General Partner, adversely affect any Limited Partner.

     27. Notices.

     Notices that may or are required to be given under this Agreement by any part to another shall be in writing and deposited in the United States mail, certified or registered, postage prepaid, addressed to the respective parties at their addresses set out in Schedule A to this Agreement or to any other addressee designated by any Partner by notice addressed to the Partnership in the case of any Limited Partner and to the General Partner in the case of the General Partners. Notices shall be deemed to have been given when deposited in the United States mail within the continental United States.

     28. Agreement Binding Upon Successors and Assigns.

     This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators or other representatives, successors and assigns of the Partners.

     29. Governing Law.

     This Agreement, and the rights of the Partners under it, shall be governed by and construed in accordance with the law of the State of New Jersey.

     30. Consents.

     Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and signed copies of them shall be filed and kept with the books of the Partnership.

     31. Miscellaneous.

     (a) This Agreement, including Schedule A appended to it, constitutes the entire understanding and Agreement of the Partners as to the operation of the Partnership.

     (b) This agreement may be executed in counterparts, each of which shall be deemed to be an original.

     (c) Each provision of this Agreement is intended to be severable. A determination that a particular provision of this Agreement is illegal or invalid shall not affect the validity of the remainder of the Agreement.

     (d) Nothing contained in this Agreement shall be construed to constitute any Partner the agent of another Partner, except as specifically provided in this Agreement, or in any manner to limit the partners in the carrying on of their own respective business or activities.

     (e) If there is a conflict between the terms and conditions of the Partnership Agreement and Offering Memorandum, the Partnership Agreement shall be controlling.

     IN WITNESS WHEREOF, the Partners have executed this Agreement as of the date first above written.

                                                     GENERAL PARTNER

                                                     VETERI PLACE CORPORATION


                                                 By: Lawrence B. Seidman,
                                                     ---------------------------
                                                     President


LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and delivered to the General Partner.

LAWRENCE B. SEIDMAN
Attorney-in-Fact

Lawrence B. Seidman

  AMENDMENT #1
                             TO LIMITED PARTNERSHIP
                                 CERTIFICATE OF
                     SEIDMAN INVESTMENT PARTNERSHIP II, L.P.
                              FILED AUGUST 13, 1998

Section 1           The name of the Partnership is Seidman Investment
                    Partnership II, L.P.

Section 6 Section 6 is hereby amended to add the following people and entities as limited partners:

NAME                                 CAPITAL CONTRIBUTION
--------------------------------    ---------------------
Dr. John Tafel                              $  150,000.00
2604 South Hayden
Amarillo, Texas 79109

Hawthorne Financial                         $  179,284.87
c/o Eric Nettere
560 West Hawthorne Place
Chicago, Illinois 60657

Eric & Julie Nettere JTWROS                 $   70,715.13
560 West Hawthorne Place
Chicago, Illinois 60657

Stephen Chaleff                             $  100,000.00
20 Norman Drive
Rye, New York 10580

Chaleff Family Irrevocable Trust            $ 150,000.00
20 Norman Drive
Rye, New York 10580

Urban West Capital Partners,L.P.            $  250,000.00
Att: Stephen Gunther
520 Broadway, Suite 100
Santa Monica, California 90401

Cordell Consultants, Inc.                   $   22,000.00
Money Purchase Plan
5540 Laurel Ridge Road
Ruckersville, Virginia 22968

Amalgamated Sludge LLC                      $  178,000.00
5540 Laurel Ridge Road
Ruckersville, Virginia 22968

                                            VETERI PLACE CORPORATION, G.P.

                                       By:  Lawrence B. Seidman,
                                            ------------------------------------
                                            President
                                            Veteri Place Corporation
                                            Certificate of Incorporation filed
       January 6, 1995
Dated: September  4, 1998

STATE OF NEW JERSEY )
                    ) ss:
COUNTY OF MORRIS    )


                  On the 4th day of September, 1998, before me personally came Lawrence B. Seidman, to me known, who being by me sworn, did depose and say that he resides at 19 Veteri Place, Wayne, New Jersey 07470, that he is the President of Veteri Place Corporation, the General Partner of Seidman Investment Partnership II, L.P. described in and which executed the above instrument; and that he signed such instrument by order of the Board of Directors of said Corporation.

 AMENDMENT #2                                    Filed Mar 5 1999

                             TO LIMITED PARTNERSHIP
                                 CERTIFICATE OF
                     SEIDMAN INVESTMENT PARTNERSHIP II, L.P.
                              FILED AUGUST 13, 1998

Section 1                  The name of the Partnership is Seidman Investment
                           Partnership, LP
                           Seidman Investment Partnership II, LP
                           was filed on August 13, 1998, Amendment #1 to Seidman Investment Partnership II, LP was filed on was filed on September 8, 1998.

Section 6 Section 6 is hereby amended to add the following people and entities as limited partners:

NAME                                 CAPITAL CONTRIBUTION
Valerie Westheimer                          $    200,000.
840 Park Avenue
New York, NY 10021

Dr. Thomas Kalman                           $     100,000
11 East 87th Street, Apt. 1B
New York, NY 10128

Mr. David F. Halvorsen                      $     100,000
Halvorsen Family Partnership, Ltd.
276 Old Kingston Rd.
New Paltz, NY 12561

Jacques Pomeranz                            $     200,000
Pound Hollow Rd.
Old Brookville, NY 11545
Chicago, Illinois 60657

Ellen Rosenberg                             $     100,000
550 Chestnut Street
#202
Winnetka, IL 60093

Tom Blew                                    $     100,000
1409 H South Prairie Ave.
Chicago, IL 60605

Metalle & Weiche Rohstoffe                  $   1,300,000
Guioliettstrasse 54
Frankfurt D60325

Stephen Sherwin, Living                     $     100,000
Trust  dtd 8/5/91
2295 Gulf of Mexico Drive
Apt. 102S Longboat Key, FL 342228-3258

Section 6 Section 6 is hereby amended to revise the amount of Capital Contribution for the following people and entities as limited partners:

Eric & Julie Nettere JTWROS                 $250,000.00
36987 Mountville Road
Middleburg, VA

                                            VETERI PLACE CORPORATION, G.P.

                                       By:  Lawrence B. Seidman,
                                            ------------------------------------
                                            President
                                            Veteri Place Corporation,
                                            Certificate of Incorporation
                                            filed January 6, 1995,
                                            General Partner of Seidman
                                            Investment Partnership II, L.P.

Dated:March 4, 1999

STATE OF NEW JERSEY )
                    ) ss:
COUNTY OF MORRIS    )

               On the day of March, before me personally came Lawrence B. Seidman, to me known, who being by me sworn, did depose and say that he resides at 19 Veteri Place, Wayne, New Jersey 07470, that he is the President of Veteri Place Corporation, the General Partner of Seidman Investment Partnership II, L.P. described in, and which executed the above instrument; and that he signed such instrument by order of the Board of Directors of said Corporation.